Exhibit 10.1

Execution Version

priceline.com Incorporated

1.0% Convertible Senior Notes due 2018

Purchase Agreement

March 7, 2012

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

As representative of the several Purchasers

named in Schedule I hereto (the “Representative”)

Ladies and Gentlemen:

Priceline.com Incorporated, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $875,000,000 principal amount of its 1.0% Convertible Senior Notes due 2018 (the “Firm Securities”), convertible into shares of the Company’s common stock, par value $0.008 per share (“Stock”), and, at the election of the Purchasers, up to an aggregate of $125,000,000 additional principal amount of its 1.0% Convertible Senior Notes due 2018 (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”).

1.         The Company represents and warrants to, and agrees with each of the Purchasers that:

(a)       A preliminary offering circular, dated March 6, 2012 (the “Preliminary Offering Circular”), and an offering circular, dated March 7, 2012 (the “Offering Circular”), have been prepared in connection with the offering of the Securities and shares of the Stock issuable upon conversion thereof.  The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”.  Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of such circular, and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.”  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II-A(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(b)        For the purposes of this Agreement, the “Applicable Time” is 7:00 a.m. (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule V hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(ii)) listed on Schedule II-A(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(c)       Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock (except for changes or adjustments made in the ordinary course of business pursuant to employee equity plans in existence on the date of this Agreement, and other than the exercise of options outstanding on the date of this Agreement) or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular;

(d)       The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(e)       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of the Company has been duly incorporated and is validly existing as an entity, and where such concept applies, in good standing under the laws of its jurisdiction of organization;

(f)        The Company has an authorized capitalization as set forth in the Pricing Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Stock contained in the Pricing Disclosure Package and the Offering Circular; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(g)       The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of March 12, 2012 (the “Indenture”) between the Company and American Stock Transfer and Trust Company, as Trustee (the “Trustee”), under which they are to be issued; the Indenture, which will be substantially in the form previously delivered to you, has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular and will be in substantially the form previously delivered to you;

(h)       None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(i)        Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(j)        The issue and sale of the Securities, the issuance of the Stock upon conversion of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or By-laws of the Company, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities, the issue of the Stock upon conversion of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(k)       Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(l)        The statements set forth in the Pricing Circular and the Offering Circular under the caption “Description of Notes” and “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Securities and the Stock issuable upon conversion of the Securities, under the caption “Certain United States Federal Income Tax Considerations,” and under the caption “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(m)      Other than as set forth in the Pricing Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(n)       When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(o)       The Company is subject to Section 13 or 15(d) of the Exchange Act; and has filed all the material required to be filed pursuant to Section 13, 14 or 15(d) for a period of at least 36 months immediately preceding the date hereof and has filed in a timely manner all reports required to be filed during the 12 calendar months and any portion of a month immediately preceding the date hereof;

(p)       The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(q)       Neither the Company, nor any person acting on its behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(r)        Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder.  The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representatives), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(s)       This Agreement has been duly authorized, executed and delivered by the Company;

(t)        Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting, is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(u)       The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company’s internal control over financial reporting was effective as of a

December 31, 2011 evaluation thereof.  The Company is not aware of any material weaknesses in its internal control over financial reporting;

(v)       Other than as set forth in the Pricing Circular, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(w)      The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; such disclosure controls and procedures are effective;

(x)        The financial statements and the related notes thereto included or incorporated by reference in each of the Pricing Disclosure Package and the Offering Circular present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in each of the Pricing Disclosure Package and the Offering Circular has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown; and

(y)       Neither the Company nor any of its consolidated or unconsolidated subsidiaries have, since December 31, 2011: (i) failed to pay any dividend or sinking fund installment on preferred stock; or (ii) defaulted on either any installment or installments on indebtedness for borrowed money or on any rental on one or more long term leases, which defaults in the aggregate are material to the financial position of the Company and its consolidated and unconsolidated subsidiaries, taken as a whole.

2.             Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.0% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the applicable series of Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of the applicable series of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of the applicable series of Optional Securities which such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of the applicable series of Optional Securities which all of the Purchasers are entitled to purchase hereunder.

The Company hereby grants to the Purchasers the right to purchase at their election up to $125,000,000 aggregate principal amount of the Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2, for the sole purpose of covering sales of securities in excess of the aggregate principal amount of Firm Securities.  Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given such notice is received on or before March 31, 2012, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section (4) hereof) or, unless you and the Company otherwise agree in writing, earlier than three or later than ten New York Business Days after the date of such notice; provided, however, that Optional Securities may not be issued in whole or in part after the period which ends 13 days after the date hereof unless the Company determines that such Optional Securities would not be treated as having been issued with more than a “de minimis” amount of “original issue discount” for purposes of Sections 1271-1275 of the Internal Revenue Code of 1986, as amended from time to time, and the applicable Treasury regulations promulgated thereunder.  As used in this Agreement, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

3.         Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)       It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;

(b)       It is an Accredited Investor, as defined under Rule 501(a)(1) under the Act; and

(c)       It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.         (a) The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to the Representatives, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefore by wire transfer in immediately available funds, by causing DTC to credit the Securities to the account of the Purchasers at DTC.  The Company will cause the certificates representing the Securities to be made available to the the Representatives for checking at least 24 hours prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”).  The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:00 a.m., New York City time, on March 12, 2012 or such other time and date as the Purchasers and the Company may agree upon in writing and, with respect to the Optional Securities, 9:00 a.m., New York City time, on the date specified by the Purchasers in the written notice given by the Purchasers of the Purchasers’ election to purchase such Optional Securities, or such other time and date as the Purchasers and the Company may agree upon in writing.  Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery,” such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”

(b)       The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(i) hereof, will be delivered at such time and date at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery.  A meeting will be held at the Closing Location at 5:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.

5.         The Company agrees with each of the Purchasers:

(a)       To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof;

(b)       Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)       To furnish the Purchasers with written and electronic copies of the Offering Circular in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)           During the period beginning from the date hereof and continuing until the date 90 days after the Time of Delivery, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities or the Stock issuable upon conversion of the Securities, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than pursuant to employee equity plans, stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement and the issuance by the Company of securities as consideration in connection with mergers, acquisitions of companies or assets, joint ventures, reclassifications, strategic relationships or other similar transactions not primarily for financing purposes; provided that (i) in connection with the execution of any agreement relating to any such merger, acquisition of companies or assets, joint venture, reclassification, strategic relationship or other similar transaction not primarily for financing purposes, all persons that are either parties to such agreement or are required to file reports under Section 16 of the Exchange Act as a result of being a director, officer or principal stockholder of a party to such agreement shall agree in writing not to hedge or make any short sale of such securities prior to the expiration of such 90 day period and (ii) all persons that are issued such securities shall agree in writing to be bound by the foregoing as if they were the Company), without your prior written consent;

(e)       Not to be or become, at any time prior to the expiration of three years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)        At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)       To furnish or make available to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)       During a period of three years from the date of the Offering Circular, to furnish to you copies of all reports or other communications (financial or other) furnished to stockholders of the Company, and to deliver to you (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any securities exchange on which the Securities or any class of securities of the Company is listed; and (ii) such additional information concerning the business and financial condition of the Company as you may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

(i)        During the period of two years after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(j)          To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds;”

(k)       To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities; and

(l)        To use its commercially reasonable efforts to list for quotation, subject to notice of issuance, the shares of Stock issuable upon conversion of the Securities on The NASDAQ Global Select Market.

6.             (a)           (i)  The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii)   each Purchaser represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)          any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and the Representatives is listed on Schedule II-A(b) hereto.

7.         The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing this Agreement, any Agreement among Purchasers, the Indenture, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) any cost incurred in connection with the listing of the shares of Stock issuable upon conversion of the Securities; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.         The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)       Latham & Watkins LLP, counsel for the Purchasers, shall have furnished to you such opinion or opinions and letter, dated the Time of Delivery, with respect to the matters you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)       Sullivan & Cromwell LLP, counsel for the Company, shall have furnished to you their written opinion and letter, subject to the limitations and qualifications set forth in such opinion or letter, dated the Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i)        The Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation;

(ii)       The shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance upon such conversion and, when issued and delivered upon such conversion in accordance with the provisions of the Securities and the Indenture, will be validly issued, fully paid and non-assessable;

(iii)      This Agreement has been duly authorized, executed and delivered by the Company;

(iv)      The Securities have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(v)       The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(vi)      No consent, approval, authorization, order, registration or qualification of any United States federal or New York state governmental authority or regulatory body is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the issuance, sale and delivery of the Securities by the Company to the Purchasers hereunder and the issuance of shares of Stock upon conversion of the Securities, except for (i) such as may be required under state securities or Blue Sky laws in connection with the purchase and sale of such Securities by the Purchasers and (ii) such as are required under the Act, and the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(vii)     The statements contained in the Offering Circular under the captions “Description of Notes” and “Description of Capital Stock” insofar as they relate to the terms of the Securities and the Stock, under the caption “Certain United States Federal Income Tax Considerations” insofar as they relate to provisions of United States Federal income tax law therein described, and under the caption “Plan of Distribution” insofar as they relate to provisions of documents therein described are accurate, complete and fair;

(viii)    Neither registration of the Securities under the Act nor qualification of the Indenture under the Trust Indenture Act, is required for (1) the offer and sale of the Securities by the Company to the Purchasers or (2) the re-offer and resale of the Securities by the Purchasers, in each case in the manner contemplated by this Agreement and the Offering Circular relating to the Securities;

(ix)         Nothing has caused such counsel to believe that (A) the Pricing Disclosure Package, as of the Applicable Time (other than the financial statements therein, as to which such counsel need express no opinion or belief), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (B) the Offering Circular and any further amendments or supplements thereto made by the Company prior to the Time of Delivery (other than the financial statements therein, as to which such counsel need express no opinion or belief) contained as of its date or contains as of the Time of Delivery any untrue statement of a material fact or omitted or omits, as the case may be, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(x)        The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Circular, would not be an “investment company”, as defined in the Investment Company Act of 1940.

(c)       Peter J. Millones, Executive Vice President and General Counsel for the Company, shall have furnished to you his written opinion, subject to the limitations and qualifications set forth in such opinion, dated the Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i)        The Company has such power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular;

(ii)       The Company, as of the date specified in the Offering Circular, has an authorized capitalization as set forth under the caption “Capitalization” in the Offering Circular and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable;

(iii)      The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction (such counsel being entitled to rely in respect of the opinion in this clause upon opinions of local counsel and in respect of matters of fact upon certificates of officers of the Company, provided that such counsel shall state that he believes that both you and he are justified in relying upon such opinions and certificates);

(iv)      Those subsidiaries listed on Schedule II hereto (the “Scheduled Subsidiaries”) have each been duly incorporated or organized and each is validly existing as an entity, and where such term applies, in good standing under the laws of its jurisdiction of incorporation or organization; and all of the issued shares of capital stock of each such Scheduled Subsidiary held by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares and as otherwise set forth in the Offering Circular) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (such counsel being entitled to rely in respect of the opinion in this clause upon opinions of local counsel and in respect of matters of fact upon certificates of officers of the Company or such Scheduled Subsidiaries, provided that such counsel shall state that he believes that both you and he are justified in relying upon such opinions and certificates);

(v)       The Company and the Scheduled Subsidiaries have good and marketable title in fee simple to all real property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Circular or would not individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole and do not interfere with the use made and proposed to be made of such property by the Company and the Scheduled Subsidiaries; and any real property and buildings held under lease by the Company and the Scheduled Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Scheduled Subsidiaries (in giving the opinion in this clause, such counsel may state that no examination of record titles for the purpose of such opinion has been made, and that he is relying upon a general review of the titles of the Company and the Scheduled Subsidiaries, upon opinions of local counsel and abstracts, reports and policies of title companies rendered or issued at or subsequent to the time of acquisition of such property by the Company or the Scheduled Subsidiaries, upon opinions of counsel to the lessors of such property and, in respect of matters of fact, upon certificates of officers of the Company or the Scheduled Subsidiaries, provided that such counsel shall state that he believes that both you and he are justified in relying upon such opinions, abstracts, reports, policies and certificates);

(vi)      To the best of such counsel’s knowledge and other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of the Scheduled Subsidiaries is a party or of which any property of the Company or any of the Scheduled Subsidiaries is the subject which, if determined adversely to the Company or any of the Scheduled Subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; and, to the best of such counsel’s knowledge and other than as set forth in the Offering Circular, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(vii)     No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except, such as may be required under the Act in connection with the shares of Stock issuable upon conversion of the Securities and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(viii)    The resolutions of the Board of Directors of the Company approving the issuance of the Securities have reserved the Conversion Shares for issuance;

(ix)       Neither the Company nor any of the Scheduled Subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except for such defaults which would not individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole;

(x)        The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (1) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to such counsel to which the Company or any of the Scheduled Subsidiaries is a party or by which the Company or any of the Scheduled Subsidiaries is bound or to which any of the property or assets of the Company or any of the Scheduled Subsidiaries is subject, (2) result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or (3) result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Scheduled Subsidiaries or any of their properties except in the case of clauses (1) and (3) above which would not individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole;

(xi)       The documents incorporated by reference in the Offering Circular or any further amendment or supplement thereto, made by the Company prior to such Time of Delivery (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder; and he has no reason to believe that any of such documents, when they were so filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xii)      No registration of the Securities under the Act, and no qualification of an indenture under the United States Trust Indenture Act of 1939 with respect thereto, is required for the offer, sale and initial resale of the Securities by the Purchasers in the manner contemplated by this Agreement; and

(xiii)     The Company is not, and after giving effect to the offering and sale of the Securities to be issued and sold by the Company under this Agreement and the Indenture and the application of the net proceeds from such sale as described in the Offering Circular under the caption “Use of Proceeds”, will not be required to register as an “investment company”, as such term is defined in the Investment Company Act.

(d)       On the date of the Offering Circular prior to the execution of this Agreement and also at the Time of Delivery, Deloitte & Touche LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex I hereto;

(e)       (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock (except for changes or adjustments made in the ordinary course of business pursuant to employee equity plans in existence on the date of this Agreement, and other than the exercise of options outstanding on the date of this Agreement) or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in the Offering Circular;

(f)        On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock;

(g)       On or after the Applicable Time, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on The NASDAQ Global Select Market; (ii) a suspension or material limitation in trading in the Company’s securities on The NASDAQ Global Select Market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Circular;

(h)       The shares of Stock issuable upon conversion of the Securities shall have been duly listed, subject to notice of issuance, on The NASDAQ Global Select Market;

(i)        The Company shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (e) of this Section and as to such other matters as you may reasonably request;

(j)        The Company shall have delivered executed copies of the Securities and the Indenture to the Purchasers, in each case in form and substance reasonably satisfactory to the Company and the Purchasers;

(k)       The Company shall have obtained and delivered to the Purchasers executed copies of a lock-up agreement from the executive officers of the Company listed on Schedule III hereto substantially in the forms set forth in Schedule IV hereto; and

(l)        The Company shall have furnished or caused to be furnished to the Purchasers and Latham & Watkins LLP, counsel for the Purchasers, a certificate from its transfer agent stating the number of authorized, issued and outstanding shares of Stock.

9.         (a)  The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives expressly for use therein.

(b)       Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, or the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives expressly for use therein, it being understood and agreed that the only such information consists of (i) the third sentence in the second paragraph of text, (ii) the ninth, tenth and eleventh paragraphs of text and (iii) the second sentence of the twelfth paragraph of text, in each case under the caption “Plan of Distribution”; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)       Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party

(who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)       If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The

Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)       The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.       (a)  If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than  seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary.  The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.       The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.       If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.       In all dealings hereunder, the Representatives shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you at as the representative in care of Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14.       This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.       Time shall be of the essence of this Agreement.

16.       The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.       This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

18.      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.       The Company and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.       This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.           Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

priceline.com Incorporated

By:	/s/ Daniel J. Finnegan
	Name:	Daniel J. Finnegan
	Title:	Chief Financial Officer

Signature Page for Purchase Agreement

Accepted as of the date hereof:

GOLDMAN, SACHS & CO.

By	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

For itself and on behalf of the several Initial Purchasers listed in Schedule 1 hereto.

Signature Page for Purchase Agreement

SCHEDULE I

Purchaser	Principal Amount of Notes to be Purchased

Goldman, Sachs & Co.	$700,000,000
J.P. Morgan Securities LLC	$43,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$43,750,000
Morgan Stanley & Co. LLC	$43,750,000
Wells Fargo Securities, LLC	$43,750,000
Total	$875,000,000

SCHEDULE II

Scheduled Subsidiaries

1.                         Priceline.com Europe Holdco, Inc.

2.                         Priceline.com Holdco U.K. Limited

3.                         priceline.com International Ltd.

4.                         Booking.com Limited

5.                         priceline.com Bookings Acquisition Company Limited

6.                         Booking.com B.V.

7.                         Lowestfare.com LLC

8.                         Travelweb LLC

9.                         Priceline.com Agoda Holdco, LLC

10.                   priceline.com Mauritius Company Limited

SCHEDULE II-A

(a)	Additional Documents Incorporated by Reference:

None.

(b)	Approved Supplemental Disclosure Documents:

Electronic road show as posted on netroadshow.com.

SCHEDULE III

Persons Subject to a Lock-Up Agreement

Jeffery H. Boyd

Daniel J. Finnegan

SCHEDULE IV

Form of Lock-Up Agreement

priceline.com Incorporated

Lock-Up Agreement

March 7, 2012

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

As representative of the several Purchasers

named in Schedule I to the Purchase Agreement

Re:  priceline.com Incorporated - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you propose to enter into a Purchase Agreement, dated March 7, 2012 (the “Purchase Agreement”) with priceline.com Incorporated, a Delaware corporation (the “Company”), providing for a private offering of convertible senior notes (the “Notes”), convertible into common stock, par value $0.008 per share, of the Company (the “Shares”), which will be offered pursuant to Rule 144A by means of an offering circular (the “Offering Circular”).

In consideration of the agreement by you to offer and sell the Notes, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Offering Circular covering the private offering of the Notes and continuing to and including the date 90 days after the date of such final Offering Circular, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”); provided, however, that the foregoing does not apply to transactions pursuant to the Undersigned’s stock trading [plans, dated as of August 24, 2009 and dated as of November 22, 2010, — to be included in Jeffrey Boyd’s lock-up][plan, dated as of June 10, 2011, — to be included in Daniel Finnegan’s lock-up] implemented pursuant to Rule 10b-5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s

Schedule IV-1

Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) up to an aggregate of 1,000 of the Undersigned’s Shares to one or more charities of his choosing, which charity or charities shall not be bound by the restrictions set forth herein, (ii) if applicable, at any time after the date on which the undersigned (x) ceases to be a director or officer of the Company and (y) ceases to be a required to file reports under Section 16 of the Exchange Act or (iii) with the prior written consent of Goldman, Sachs & Co.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value.  The undersigned now has, and, except as contemplated by clause (i) through (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and you are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

[Name]

Authorized Signature

Title

Schedule IV-2

SCHEDULE V

TERM SHEET

PRICING TERM SHEET

Dated March 7, 2012

priceline.com Incorporated
Offering of

$875,000,000 aggregate principal amount of
1.0% Convertible Senior Notes due 2018

The information in this pricing term sheet supplements priceline.com Incorporated’s preliminary offering circular, dated March 6, 2012 (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Circular.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Circular.  All references to dollar amounts are references to U.S. dollars.

Issuer:	priceline.com Incorporated, a Delaware corporation.

Ticker / Exchange for Common Stock:	PCLN / The NASDAQ Global Select Market (“NasdaqGS”).

Trade Date:	March 7, 2012.

Settlement Date:	March 12, 2012.

Notes:	1.0% Convertible Senior Notes due 2018 (the “Notes”).

Aggregate Principal Amount Offered:

$875 million aggregate principal amount of Notes (excluding the initial purchasers’ option to purchase up to $125 million aggregate principal amount of additional Notes to solely cover over-allotments, if any).

Offering Price:	99.5% of principal amount, plus accrued interest, if any, from March 12, 2012.

Maturity:	The Notes will mature on March 15, 2018, unless earlier converted or repurchased.

Annual Interest Rate:	1.0% per annum.

Interest Payment and Record Dates:

Interest will accrue from March 12, 2012, and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012, to the person in whose name a Note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date.

NasdaqGS Last Reported Sale Price of the Issuer’s common stock on March 6, 2012:	$629.74.

Conversion Premium:	50% above the NasdaqGS Last Reported Sale Price of the Issuer’s common stock on March 6, 2012.

Initial Conversion Price:	Approximately $944.61 per share of the Issuer’s common stock.

Initial Conversion Rate:	1.0586 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Schedule V-1

Conversion Rights:	Subject to fulfillment of certain conditions and during the periods described in the Preliminary Offering Circular relating to the Notes offering.

Use of Proceeds:

After deducting the initial purchasers’ discount and estimated offering expenses, the Issuer will receive net proceeds of approximately $856.5 million from the sale of the Notes (approximately $979 million if the initial purchasers exercise in full their option to purchase additional Notes). The Issuer intends to use the net proceeds of the Notes offering to repurchase approximately $166 million of its outstanding common stock in privately negotiated off-market transactions which may be effected through one or more of the initial purchasers or their respective affiliates, concurrently with the Notes offering. The Issuer will also use the net proceeds for general corporate purposes, which may include repurchasing shares of its common stock in the open market or in privately negotiated transactions from time to time, repaying its outstanding debt and corporate acquisitions.

Sole Book-Running Manager:	Goldman, Sachs & Co.

Co-Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Listing:	The Notes will not be listed on any securities exchange.

CUSIP Number:	741503 AP1

ISIN Number:	US741503AP10

Adjustment to Shares Delivered Upon a Conversion Upon a Fundamental Change:

The following table sets forth the number of additional shares of common stock to be added to the conversion rate per $1,000 principal amount of Notes in connection with a “fundamental change” as defined in the Preliminary Offering Circular for the hypothetical stock price and effective date set forth below:

Stock Price

Effective Date	$ 629.74	$ 650.00	$ 700.00	$ 750.00	$ 800.00	$ 900.00	$ 944.61	$ 1,000.00	$ 1,100.00	$ 1,200.00	$ 1,300.00	$ 1,400.00	$ 1,500.00	$ 1,750.00	$ 2,000.00	$ 2,500.00
March 12, 2012	0.5293	0.5293	0.4619	0.4008	0.3494	0.2683	0.2391	0.2083	0.1630	0.1285	0.1016	0.0805	0.0637	0.0352	0.0185	0.0034
March 15, 2013	0.5293	0.5202	0.4460	0.3843	0.3326	0.2516	0.2227	0.1923	0.1482	0.1148	0.0892	0.0693	0.0537	0.0279	0.0135	0.0016
March 15, 2014	0.5293	0.5030	0.4274	0.3650	0.3129	0.2319	0.2034	0.1734	0.1307	0.0986	0.0746	0.0564	0.0424	0.0199	0.0084	0.0002
March 15, 2015	0.5293	0.4857	0.4082	0.3442	0.2911	0.2096	0.1815	0.1520	0.1106	0.0806	0.0584	0.0422	0.0301	0.0119	0.0036	0.0000
March 15, 2016	0.5293	0.4829	0.3878	0.3209	0.2657	0.1827	0.1545	0.1256	0.0860	0.0585	0.0393	0.0258	0.0165	0.0042	0.0002	0.0000
March 15, 2017	0.5293	0.4798	0.3799	0.2929	0.2330	0.1452	0.1166	0.0883	0.0520	0.0293	0.0153	0.0068	0.0020	0.0000	0.0000	0.0000
March 15, 2018	0.5293	0.4798	0.3699	0.2747	0.1914	0.0525	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•            If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line

Schedule V-2

                  interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•            If the stock price is greater than $2,500.00 per share, subject to adjustment, no additional shares will be issued upon conversion.

•            If the stock price is less than $629.74 per share, subject to adjustment, no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 1.5879 per $1,000 in principal amount of Notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the Preliminary Offering Circular.

Capitalization Table

The table below sets forth the following unaudited information:

•                  our cash, cash equivalents and short-term investments and capitalization as of December 31, 2011, and

•                  our cash, cash equivalents and short-term investments and capitalization as adjusted to give effect to the sale of the Notes (assuming that the initial purchasers’ over-allotment option is not exercised), after deducting our estimated offering expenses.  Such adjustment also gives effect to the use of proceeds of the Notes offered hereby to purchase approximately $166 million of our common stock as described in “Use of Proceeds”.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in our Preliminary Offering Circular.

	As of December 31, 2011
	(in thousands)
	Actual	As adjusted
Cash, cash equivalents, and short-term investments	$2,657,663	$3,347,966
Debt:
1.25% Convertible Notes due March 2015 (1)	$575,000	$575,000
1.0 % Convertible Notes due March 2018 (2)	—	756,770
Total debt	575,000	1,331,770

Stockholders’ equity:
Common stock, $0.008 par value; authorized 1,000,000,000 shares, 57,578,431 shares issued	446	446
Treasury stock, 7,779,645 shares (3)	(803,586)	(969,783)
Additional paid-in capital (2)	2,431,279	2,547,009

Accumulated earnings	1,033,738	1,033,738
Accumulated other comprehensive loss	(87,582)	(87,582)
Total stockholders’ equity (2)	2,574,295	2,523,828
Total capitalization	$3,149,295	$3,855,598

Schedule V-3

(1)  Amount represents total aggregate principal amount outstanding at December 31, 2011, which is classified in current liabilities and the mezzanine section of our balance sheet as of that date. No conversion notices have been received as of March 4, 2012.

(2)  Total principal amount offered for the Notes is $875 million. Pursuant to accounting guidance for convertible debt that may be cash settled, the value of the Notes will be separated into debt and equity components at issuance based upon their estimated fair values. In addition, a portion of the debt issuance costs are allocated to equity and will not be amortized through the income statement.

(3)  Treasury stock, as adjusted, reflects the impact of the purchase of approximately $166 million of our common stock using a portion of the proceeds from the offering. Treasury shares have not been adjusted.

Some of the initial purchasers or their affiliates are lenders or agents under our $1 billion five-year unsecured revolving credit facility. Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., is a lender, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender, each of Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are co-syndication agents and lenders, Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, is a senior managing agent and lender and affiilates of certain of the initial purchasers acted as joint bookrunners and joint lead arrangers.

This communication is intended for the sole use of the person to whom it is provided by the sender.

You should rely on the information contained or incorporated by reference in the Preliminary Offering Circular, as supplemented by this final pricing term sheet in making an investment decision with respect to the Notes.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other state securities laws.  Unless they are registered, the Notes and the common stock issuable upon conversion of the Notes may be offered only in transactions exempt from or not subject to registration under the Securities Act or any other state securities laws.  Accordingly, the Notes are only being offered to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule V-4

ANNEX I

Form of Comfort Letter

March 7, 2012

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

As representative of the initial purchasers

Dear Sirs:

We have audited the consolidated balance sheets of priceline.com Incorporated and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the consolidated statements of operations, stockholders, equity, and cash flows for each of the three years in the period ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. The Company’s financial statements and our report thereon and our report on the effectiveness of the Company’s internal control over financial reporting are incorporated by reference in the Preliminary Offering Circular for the $875,000,000 1.0% Convertible Senior Notes due 2018 (the “Notes”) to be issued by the Company. This Preliminary Offering Circular, dated March 6, 2012, is herein referred to as the Preliminary Offering Circular.

This letter is being furnished in reliance upon your representation to us that:

a.               You are knowledgeable with respect to the due diligence review process that would be performed if this placement of securities were being registered pursuant to the Securities Act of 1933, as amended (the “Act”).

b.              In connection with the Preliminary Offering Circular, the review process you have performed is substantially consistent with the due diligence review process that you would have performed if this placement of securities were being registered pursuant to the Act.

In connection with the Preliminary Offering Circular:

1.                                       We are an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (United States) (PCAOB).

2.                                       In our opinion, the consolidated financial statements audited by us and incorporated by reference in the Preliminary Offering Circular comply as to form in all material respects with the applicable accounting requirements of the Act and the related rules and regulations adopted by the SEC.

3.                                       We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2011; although we have conducted an audit for the year ended December 31, 2011, the purpose (and therefore the scope) of the audit was to enable us to express our opinion on the financial statements as of December 31, 2011, and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to express and do not express any opinion on the financial position, results of operations, or cash flows as of any date or for any period subsequent to December 31, 2011, for the Company.

4.                                       For purposes of this letter, we have read the 2012 minutes of meetings of the board of directors and of the Company as set forth in the minute books at March 5, 2012, management of the Company having advised us that the minutes of all such meetings through that date were set forth therein; we have carried out other procedures to March 5, 2012, as follows (our work did not extend to the period from March 6, 2012 through March 7, 2012 inclusive).

a.               With respect to the period from January 1, 2012 to January 31, 2012, we have:

(i)    Read the unaudited condensed consolidated financial statements of the Company for January of both 2012 and 2011 furnished to us by the Company, management of the Company have advised us that no such financial statements as of any date or period subsequent to January 31, 2012, were available. The financial information for January of both 2012 and 2011 is incomplete in that it omits the condensed consolidated statement of cash flows and other disclosures.

(ii)   Inquired of management of the Company who have responsibility for financial and accounting matters whether the unaudited condensed consolidated financial statements referred to in 4 a(i) are stated on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Preliminary Offering Circular.

The foregoing procedures do not constitute an audit conducted in accordance with the standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.

5.                                       Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

(i)             At January 31, 2012, there was any change in the capital stock, increase in total debt, or decrease in consolidated current assets or stockholders’ equity of the Company as compared with amounts shown in the December 31, 2011, audited consolidated balance sheet, incorporated by reference in the Preliminary Offering Circular, except for:

Decrease in current assets:

 i.               December 31, 2011 - $3.067 million

ii.               January 31, 2012 - $3.042 million.

(ii)   For the period from January 1, 2012 to January 31, 2012, there were any decreases, as compared to the corresponding period in the preceding year, in consolidated revenues or pretax income before extraordinary items or net income, except in all instances for changes, increases, or decreases that the Preliminary Offering Circular discloses have occurred or may occur.

6.                                       As mentioned in 4a, management of the Company have advised us that no consolidated financial statements as of any date or for any period subsequent to January 31, 2012, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after January 31, 2012, have, of necessity, been even more limited than those with respect to the periods referred to in 4. We have inquired of management of the Company who have responsibility for financial and accounting matters whether (a) at March 5, 2012 there was any change in the capital stock, increase in total debt, or any decreases in consolidated current assets or stockholders’ equity of the Company as compared with amounts shown on the December 31, 2011, audited consolidated balance sheet incorporated by reference in the Preliminary Offering Circular; or (b) for the period from January 1, 2012 to March 5, 2012, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated revenues or pretax income before extraordinary items or net income. Management of the Company has advised us that complete information is not available as to the capital stock, total debt, or consolidated current assets or stockholders’ equity as of March 5, 2012. Furthermore, management of the Company has advised us that no information is available as to the consolidated revenues or pretax income before extraordinary items or net income of the Company for the period from January 1, 2012 to March 5, 2012. On the basis of these inquiries and our reading of the minutes as described in 4, nothing came to our attention that caused us to believe that there was any such change, increase, or decrease, except in all instances for changes, increases, or decreases that the Preliminary Offering Circular discloses have occurred or may occur.

7.                                       For purposes of this letter, we have also read the items identified by you on the attached copy of the Preliminary Offering Circular or certain pages incorporated by reference therein, and have performed the following procedures, which were applied as indicated with respect to the symbols explained below:

a.               Compared the amount with the Company’s audited consolidated financial statements for the period indicated and found them to be in agreement (except for rounding).

b.              Compared the amount with a schedule or report prepared by the Company and found them to be in agreement. Amounts appearing in such schedule or report were compared with the accounting records of the Company and found to be in agreement (except for rounding).

c.               Proved the amount by reference to the Company’s audited consolidated financial statements incorporated by reference for the period indicated and (after giving effect to rounding) found them to be in agreement.

d.              Proved the arithmetic accuracy (after giving effect to rounding) of the amount or percentage based on amounts from a schedule or report prepared by the Company. Amounts appearing in such schedule or report were compared with the accounting records of the Company and found to be in agreement.

e.               Compared the amount with a schedule or report prepared by the Company and found them to be in agreement.

f.                 Proved the arithmetic accuracy (after giving effect to rounding) of the amount or percentage based on amounts from a schedule or report prepared the Company.

8.                                       Our audits of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above and, accordingly, we express no opinion thereon.

9.                                       It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Preliminary Offering Circular and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

10.                                 This letter is solely for the information of the addressees and to assist the Initial Purchasers in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the Notes covered by the Preliminary Offering Circular, and it is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including but not limited to the purchase or sale of securities, nor is it to be filed with or referred to in whole or in part in the Preliminary Offering Circular or any other document, except that reference may be made to it in the Purchase Agreement or in any list of closing documents pertaining to the offering of the Notes covered by the Preliminary Offering Circular.

Yours truly,